Filed Pursuant To Rule 433

Registration No. 333-180974

September 6, 2012

WORLD GOLD COUNCIL

An investor’s guide to the gold market

UK edition

About the World Gold Council

The World Gold Council (WGC) is the market development organization for the gold industry. Working within the investment, jewelry and technology sectors, as well as engaging in government affairs, its purpose is to provide industry leadership, whilst stimulating and sustaining demand for gold.

The WGC researches and gives insight on the international gold markets, helping people to better understand the wealth preservation qualities of gold and its role in meeting the social and environmental needs of society.

Based in the UK, with operations in India, the Far East, the Middle East, Europe and the USA, the WGC is an association whose members include the world’s leading gold mining companies.

An investor’s guide to the gold market | UK edition

Contents

Foreword

02

Introduction

03

Price trends

05

Gold and volatility

09

The investment case for gold

12

Gold as a portfolio diversifier

13

Gold as an inflation hedge

16

Gold as a dollar hedge

18

Gold as an insurance asset

20

Demand

23

Jewellery

24

Investment

28

Industrial

29

Supply

31

Mine production

32

Official sector

38

Recycled gold

40

Ways to access the gold market

41

Pension eligibility and taxation

46

Related World Gold Council research

49

Glossary

51

List of charts and tables

55

01

Foreword

The recent financial crisis still exerts a major influence on global markets. While a renewed spirit of optimism is now starting to be felt by some of the investor community, it is still not robust or substantial enough to dispel the shadows overhanging the economies of most of the developed world. The crisis not only inflicted damage on asset values but also dented investor confidence in the banking system, as well as financial markets and products.

In the wake of the most tumultuous conditions in financial markets for a generation, investors have been seeking out traditionally safe “quality” assets like government bonds and gold. This sentiment prompted record inflows into exchange-traded funds (ETFs) from institutional investors as well as a reawakening of private investor interest in gold in Europe. Indeed, demand in Europe for physical bars and coins increased from 32 tonnes in 2007 to 293 tonnes in 2009. In addition, the gold price increased by 25% in dollar terms and 13% in sterling terms in 2009, marking the 9th consecutive annual price increase.

Economic indicators suggest that the worst may now be behind us, but the outlook remains uncertain and the path towards recovery is likely to be perilous. There is a clear danger that the huge programme of quantitative easing put in place by the world’s central banks will fuel future inflation. Many investors still fear recessionary pressures may return as monetary and fiscal stimulus is gradually removed. Sovereign debt downgrades have increased as governments struggle with colossal budget deficits and debt levels. If the recent past has taught us anything, it is the importance of structuring our portfolios with assets that will help to protect our wealth should such risks materialise. Gold is one such asset: it is the only universally accepted currency that cannot be debased by the expansionary policies of central banks or national governments, it does not carry credit risk and it has a long history as an inflation and dollar hedge. The arguments for investing in gold are compelling.

An investor’s guide to the gold market | UK edition

Introduction

02_03

Introduction

For thousands of years, gold has been valued as a global currency, a commodity, an investment and simply an object of beauty. As financial markets developed rapidly during the 1980s and 1990s, gold receded into the background and many investors lost touch with the asset. But in recent years there has been a striking revival in investor interest in gold. Some investors have bought gold as a tactical asset in order to capitalise on the positive price outlook, largely driven by strong demand within the context of limited supply.

Others have bought gold as a long-term or strategic asset seeking to take advantage of its unique investment characteristics. The 2007-2009 financial crisis reinforced gold’s long-standing role as a store of value and insurance asset. But gold also has an important role to play in enhancing portfolio performance regardless of the health of the financial sector or broader economy. Gold is proven to be an effective portfolio diversifier, which can help to offset risk, as the returns it provides are generally uncorrelated with those financial assets typically held by UK investors. It also has a long history as an inflation and dollar hedge.

This book is primarily intended for private investors, who wish to know more about investing in gold, but it may also appeal to investment professionals. It describes the defining characteristics of the gold market from an investor’s point of view. It also looks at the various aspects of demand and supply, from important gold-buying religious festivals in India to exciting new uses of gold in the industrial sector to the emergence of China as the world’s largest producer of gold. The book also summarises the various ways that investors can buy gold or benefit from movements in the gold price and outlines the tax treatment of gold in the UK.

An investor’s guide to the gold market | UK edition

Price trends

04_05

Price trends

The gold price rose for the 9th consecutive year in 2009 to US$1,087.50/oz (£673.44/oz) on the London PM fix by December end (Chart 1). In the first half of 2010, the gold price rallied further, reaching a historic high of US$1,261.00/oz on 28th June (the sterling high of £867.14/oz was reached on 8th June 2010).

Gold’s strong performance during the past year was supported by a combination of many factors which included: first, a continuation of “flight to quality” investment in gold as a result of the financial crisis, particularly as sovereign default risk escalated during the first half of 2010; second, investor concerns regarding future inflation and negative market sentiment on the outlook for the dollar; and third, a change in central bank reserve management, as central banks in western countries slowed gold sales, while those in developing nations increased their gold reserves, prompting a structural shift in the supply and demand dynamic.

The price of gold also rose during 2008 amidst the worst financial crisis since the Great Depression (Chart 2), fulfilling its role to protect against unforeseen events and financial distress. Conversely, during that same year, the benchmark FTSE 100 equity index fell by over 30%. Other commonly traded commodities and diversified commodity baskets fell between 6% and 63%. In 2008, the price of oil, which is often mistakenly said to correlate with an investment in gold, fell by more than 50%.

Gold’s price performance during the financial crisis put it firmly in the spotlight. Many investors and commentators, hitherto unfamiliar with gold, attributed its high price solely to investors viewing gold as a “safe haven”.

This view may have played an important role between H2 2007 and H1 2009. However, the fact that the rally in the gold price started a good six years before the financial crisis began shows that the increase in price over that period was the continuation of a well established trend rather than the emergence of a new one. Gold’s bull run started in the summer of 2001, when the price slowly lifted from its earlier low of US$255.95/oz (£180.29/oz), just higher than the 20-year low of US$252.85/oz (£158.99/oz) set on

25 August 1999. Gold’s performance in the first nine months of 2001 was modest, rising just US$20.55/oz to US$276.50/oz (£190.81/oz), a level it had reached and periodically retreated from in the previous few years. This time, however, the rise pre-empted a strong and enduring rally. Between the end of December 2001 and the end of October 2010, the gold price rose from US$276.50/oz (£190.81/oz) to US$1,346.80/oz (£842.40/oz), a cumulative rise of 387%. Five of the eight years between 2002 and 2010 were marked by gains of 20% or more. By October 2010, the year-to-date performance had breached 23%.

An investor’s guide to the gold market | UK edition

Chart 1: Gold price, London PM fix (1 Jan 1971 = 100)

Index level

6,000

5,000

4,000

3,000

2,000

1,000

0

1971

1974

1977

1980

1983

1986

1989

1992

1995

1998

2001

2004

2007

2010

US$ Index £ Index Source: IHS Global Insight Chart 2: Annual change in the gold price (£/oz), London PM fix (end of period; % YoY)

%

50

40

30

20

10

0

-10

2001

2002

2003

2004

2005

2006

2007

2008

2009

Source: IHS Global Insight, WGC 06 _ 07

Like any freely-traded good or service, the price of gold is determined by the meeting of demand and supply. Many factors influenced the rise in the gold price over this period (these are discussed in more detail in the Demand and Supply chapters). On the supply side, mine production started to fall from 2001, hit by the curtailment of mine expansion plans in previous years, declining ore grades and production disruptions. Widespread producer de-hedging reduced gold supply from miners further and while there was an increase in mine supply in 2009, current production levels are still lower than a few years ago. At the same time, rising mining costs put a higher floor underneath the gold price. In its latest available report, the independent consultancy firm Metals Economic Group estimates that the total cost of replacing reserves and finding and mining new gold rose to US$655/oz in 2008 from US$281/oz in 2001 and it continues to climb. This period was also marked by a fundamental shift in the behaviour of central banks, which have significantly reduced their net sales of gold since 2001, to the extent that they were net purchasers throughout much of 2009.

Meanwhile, on the demand side, strong GDP growth and a growing middle class in key jewellery buying markets like India and China were putting a higher floor underneath the gold price. While new ways to access the gold market were releasing pent-up investment demand, gold exchange-traded funds (ETFs), pioneered by the World Gold Council (WGC) and others in 2003/4, allowed investors to buy gold on stock exchanges for the first time. The development of the ETFs was mirrored by growing interest in gold ownership more generally, as illustrated by the simultaneous rise in coin and bar sales. Consequently, investors began increasingly to acknowledge gold’s diversification benefits.

Between H2 2008 and H1 2010, as concerns about future inflation and dollar weakness grew, investors bought gold as a store of value, encouraged by its long history as an inflation and dollar hedge. While anxieties about currency weakness first focused on the fate of the US dollar, they soon spread to the euro and pound.

An investor’s guide to the gold market | UK edition

Gold and volatility

08_09

Gold and volatility

Gold’s volatility characteristics are often misunderstood. Many people tend to equate the behaviour of the price of gold to that of other commodities, which often are very volatile. Oil, copper and soybeans, for example, have had annualised volatilities of 41.2%, 25.0% and 23.1%, respectively, over the past twenty years (based on daily returns from January 1990 to December 2009). The volatility of gold over the same period was just 15.9%. Overall, commodities, as measured by the S&P Goldman Sachs Commodity Index, were over 35% more volatile than gold over the past twenty years. As most commodities are priced in US dollars, UK investors will probably need to consider their exposure to exchange rate fluctuations. That said, the relative long-term volatility profile of gold compared to other commodities generally still holds even when they are priced in pounds. For example, gold’s twenty year volatility to year-end 2009 is 16.6% when priced in sterling, compared to 22.9% for the S&P Goldman Sachs Commodity Index over the same period, if similarly denominated.

There are good reasons why gold is less volatile than other commodities. First, the gold market is deep and liquid, and is supported by the availability of large above-ground stocks. Because gold is virtually indestructible, nearly all of the gold that has ever been mined still exists and, unlike base metals or even other precious metals such as silver, much of it is in near-market form. As a result, in the event of a sudden supply-side shock or rapid increase in demand, recycled gold can, and frequently does, come back on to the market, thereby limiting the potential extent of any brewing price spike.

The second reason rests in the geographical diversity of mine production and gold reserves. These are much more diverse globally than other commodities, leaving gold less vulnerable to regional or country-specific shocks. Contrast this with oil, for example, where the price will often be aggressively driven by economic or political events in the Middle East, Eurasia, and Africa – regions where geopolitical risk is usually comparatively high (Chart 3). Similar examples can be found in metals: close to 50% of palladium’s production comes from Russia, and 78% of platinum’s production comes from South Africa.

Gold has, in fact, been slightly less volatile than major stock market indices such as the FTSE 100 over the past 20 years. The average daily volatility from January 1990 to December 2009 for gold (in sterling terms) was 13.7% per annum compared to 16.0% annual volatility for the FTSE 100 over the same period (Chart 4). Even if the unusually volatile years of 2008 and 2009 are excluded from the equation, (average daily volatility of the FTSE 100 jumped to 33% in 2008, while gold’s average daily volatility rose to 29.2%), the FTSE 100 was still 18% more volatile than gold on average.

An investor’s guide to the gold market | UK edition

Chart 3: 2009 world gold mining and crude oil production by region (% of total production)

%

35

30

25

20

15

10

5

0

North

Latin

Europe

Eurasia

Middle

Africa

Asia

Oceania

America

America

East

Gold

Crude oil

Source: GFMS, Energy Information Administration

Chart 4: Gold and FTSE 100: 22-day rolling daily return volatility (annualised)

%

120

105% during

Average daily vol. Jan 1990 - Dec 2009

market rise

Gold: 13.7% FTSE: 16.0%

100

79% during

81% during

market fall

market fall

80

(‘Black Monday’)

(‘08 recession)

60

40

20

0

1971

1974 1977

1980 1983

1986 1989 1992

1995 1998 2001 2004 2007 2010

Gold (£/oz)

FTSE 100*

*FTSE data only available from 1984. Source: IHS Global Insight, WGC

10 _ 11

The investment

case for gold

An investor’s guide to the gold market | UK edition

The investment case for gold

Many investors have bought gold as a tactical asset in recent years in order to capitalise on the positive price outlook associated with strong demand and tight supply in the industry. But gold also has a role to play as a strategic asset, thanks to the diversification benefits it can bring to a portfolio, as well as its effectiveness as a store of value against inflation and dollar depreciation. These attributes make gold a valuable investment option in times of financial or geopolitical duress, as well as during periods of economic prosperity.

Gold as a portfolio diversifier

One of the most compelling reasons to invest in gold is to help diversify a portfolio. Portfolio diversification is one of the cornerstones of modern finance theory. Put simply, it argues that investors should hold a range of assets in their portfolio that are diversely correlated to lower the risk while enhancing returns. Different assets perform well under different macroeconomic, financial and geopolitical conditions (Table A). For example, a sharp slowdown in world growth is likely to hurt commodity prices and cyclical stocks,

Table A: Performance of key UK financial assets and macroeconomic indicators

Annual

average

Assets

2009

2008

2007

2006

2001-05

Gold (US$/oz)

28.7%

1.2%

31.9%

23.2%

14.2%

Gold (£/oz)

18.3%

37.4%

29.6%

8.1%

10.8%

FTSE 100

33.6%

-32.1%

7.7%

14.4%

2.9%

FTSE AIM

70.9%

-62.6%

0.0%

1.5%

-2.0%

FTSE smallcap

56.0%

-44.9%

-10.9%

20.6%

5.3%

MSCI world ex UK

34.4%

-42.1%

8.1%

17.3%

4.5%

FTSE UK gilts all stocks index

-1.1%

13.1%

4.8%

0.7%

5.8%

Global treasury bond index – £

-6.7%

76.7%

13.3%

-10.2%

Global high yield bonds index – £

119.0%

-8.7%

3.0%

-0.6%

31.1%

Global emerging markets bond index – £

61.1%

37.9%

12.4%

-7.5%

Global corporate bond index – £

27.7%

132.0%

31.3%

-30.0%

NAREIT UK REITs index

3.0%

-41.7%

-34.2%

BoE effective exchange rate index (trade-weighted £)

5.7%

-23.1%

-6.0%

6.1%

-0.3%

UK Consumer prices (CPI inflation)

-0.6%

4.0%

4.3%

3.2%

2.4%

UK real GDP growth

-4.9%

-0.1%

2.7%

2.8%

2.5%

Source: Global Insight, Bloomberg, Barclays Capital, WGC

All returns are in £ (GBP) and calculated using total return indices wherever available.

12 _ 13

but boost returns on government bonds. High inflation years will often coincide with sharp rises in commodities prices, but poor gains in equity and stock indices. Diversification reduces the likelihood of substantial losses arising from a change in macroeconomic conditions that are particularly damaging for one asset class, or a group of asset classes that behave in a similar fashion.

Because changes in the price of gold do not correlate with changes in the price of other mainstream financial assets, gold fulfils this investment criterion. Importantly, it is a relationship that holds across markets and over time. The correlation coefficients between gold and a range of assets are shown (Chart 5). Over the past five years, the average correlation of gold with short term UK lending rates and global high yield bonds has been close to zero, while the correlation of gold to government and corporate bonds and both UK and world equities has ranged between -0.2 and 0.3.

In addition, gold price changes do not have a strong correlation with most commodities (Chart 6). For example, the 10-year correlation, to year-end 2009, of gold to two major commodity indices, the S&P Goldman Sachs Commodity Index (a production-weighted index) and the Dow Jones UBS Commodity Index (a liquidity and production-weighted index), is 0.3 and 0.4, respectively. The difference arises from the fact that the S&P GSCI is skewed towards energy while the DJ UBS commodity index has a more diverse set of weights. Out of the 20 major commodities that generally comprise the indices, all but silver had a correlation with gold lower than 0.5, ranging between -0.1 and 0.3. As noted earlier, most commodities are priced in US dollars and UK investors, therefore, will need to be aware also of their possible exposure to fluctuations in the £/$ exchange rate.

An investor’s guide to the gold market | UK edition

Chart 5: 5-year correlation of weekly returns on key asset classes versus gold (GBP); Jul ’05 – Jun ’10

FTSE 100

FTSE UK AIM

FTSE UK small cap

MSCI world ex UK

Global treasuries

Global high yield bonds

Global emerging markets bonds

Global corporate bonds

1 month LIBOR

-1.0

-0.8

-0.6

-0.4

-0.2

0.0

0.2

0.4

0.6

0.8

1.0

Source: IHS Global Insight, WGC

Chart 6: 10-year correlation of monthly returns on selected commodities versus gold (US$); Jan ’00 – Dec ’09

S&P GS commodity index

Dow Jones UBS commodity index

Live cattle

Soy beans

Crude oil

Coffee

Copper

Silver

-1.0

-0.8

-0.6

-0.4

-0.2

0.0

0.2

0.4

0.6

0.8

1.0

Source: Bloomberg, WGC

14 _ 15

It is also worth noting that, contrary to popular belief, there is no stable correlation between gold and oil prices; at times the prices of the two commodities move in the same direction, but at other times they do not (Chart 7).

Gold’s lack of correlation with other assets is a result of the unique drivers of demand and supply, which, as for any freely traded good, ultimately determine price movements. Demand for gold comes from three sectors: jewellery, industry and investment; while supply comes from newly mined gold, official sector sales and the recycling of above ground stocks. The three sources of demand and three sources of supply are, in turn, affected by a very wide range of factors, discussed in more detail in the Demand and Supply sections. Some factors, such as inflation and currency movements, are tied to developments elsewhere in financial markets, but many more are peculiar to the gold market, underpinning gold’s lack of correlation to other assets year after year. These factors include fashion trends, marketing campaigns, the Indian wedding season, religious festivals, gold mine exploration spending, new discoveries of gold, the cost of finding and mining gold and central banks’ strategic reserve decisions.

Gold as an inflation hedge

Gold’s history as an inflation hedge spans centuries. It was perhaps best chronicled by Roy Jastram in his seminal book “The Golden Constant”, originally published in 1977. Jastram, then professor of Business Administration at the University of California at Berkeley, found that over the centuries and in different countries, gold’s purchasing power, while fluctuating, has returned to a broadly constant level. A new edition of the book was published in June 2009, with two additional chapters by Jill Leyland, formerly Economic Adviser to the World Gold Council, to bring it up to date.

More recent data show that gold has continued to hold its value versus both the dollar and the pound. Between the end of 1973 and December 2009, the gold price increased from US$112.25/oz (£48.32/oz at 1973 prices) to US$1,087.50/oz (£673.33/oz), a rise of 868% in US dollar terms and 1,293% in pounds. Adjusting for the cumulative rise in UK consumer price inflation over the same period, gold rose by 73.7%, which equates to an annualised real return of 1.34% in sterling terms (Chart 8).

Chart 7: Rolling 2-year correlation between monthly changes in the price of gold (US$/oz) and oil (WTI, US$/bbl)

0.8

0.6

0.4

0.2

0.0

-0.2

-0.4

-0.6

1986

1989

1992

1995

1998

2001

2004

2007

2010

Source: Bloomberg, WGC

Chart 8: Gold (£/oz) nominal and real gold price

£/oz

900

800

700

600

500

400

300

200

100

0

1973

1976 1979

1982 1985 1988 1991 1994

1997

2000

2003

2006

2009

Gold (£/oz)

Real £ gold price (deflated by CPI)

Source: IHS Global Insight, WGC

16 _ 17

There is evidence to suggest that gold performs well in high inflation years compared with moderate and low inflation years (Chart 9). Between 1972 and 2009, UK consumer price inflation exceeded 5% (which we define as a high inflation year) in 15 years; the CPI ranged between 2% and 5% (defined as a moderate inflation year) in 18 years; and inflation was low (below 2%) in 5 years. In the high inflation years, gold posted positive average real returns of over 10%, whereas returns were lower in less inflationary years. (This positive performance is even more pronounced if we examine gold’s returns in US dollar terms, in high inflation periods in the US.)

There are two main reasons why gold acts as an inflation hedge. First, gold has a long history as a monetary asset, but unlike other currencies its value cannot be de-based by governments or central banks. Throughout history, governments have repeatedly “switched on the printing presses” to finance expenditure programs, often leading to rampant inflation. More recently, concern over the amount of money pumped into the economy in the wake of the 2007/2008 financial crisis led to a strong increase in investors’ interest in gold as a store of value during 2009 and early 2010 when the world economy started to show signs of recovery.

Second, commodities are often a root cause of inflation, with increases in the price of fuels, metals and other raw materials used in the production process passed from producers to consumers, creating what economists term “cost-push” inflation. Mining gold is a resource intensive business, with many commodities, such as energy, cement and rubber, used in the exploration, extraction and production process. As a result, a rise in commodity prices puts direct pressure on the cost of extracting gold, which in turn puts a higher floor underneath the gold price.

Gold as a dollar hedge

Gold has historically exhibited a strong inverse relationship to the dollar or, further back in history, whatever global currency was dominant at the time. Over the past ten years, the correlation of weekly returns between gold and the trade-weighted dollar has ranged from -0.3 to -0.8 (Chart 10). The correlation coefficient in 2008 and 2009 was -0.7 and -0.3 respectively. This relationship makes gold an effective hedge against dollar weakness and has been a key influence in driving up the gold price in recent years. This period has been characterised by a sharp depreciation in the dollar and expectations of further dollar weakness due to the record US budget deficit and scale of public debt. While 2010 may have seen some recovery in the dollar, the longer-term outlook is still very uncertain and supportive of continued hedging demand for gold.

Chart 9: Annual change in the gold price (£/oz) and UK CPI inflation (2-year moving average; % YoY)

Source: Bloomberg, IHS Global Insight, WGC

%

%

80

30

60

25

40

20

20

15

0

10

-20

5

-40

0

1972

1975 1978

1981

1984 1987 1990

1993

1996

1999

2002

2005

2008

Gold (£/oz; LHS)

UK CPI inflation (RHS)

Chart 10: Annual correlation of gold and the trade weighted dollar and pound (weekly returns)

0.0

-0.1

-0.2

-0.3

-0.4

-0.5

-0.6

-0.7

-0.8

-0.9

2000

2001

2002

2003

2004

2005

2006

2007

2008

2009

Correlation of gold ($) and TW$

Correlation of gold (£) and TW£

Source: Bloomberg, Federal Reserve, IHS Global Insight, WGC

18 _ 19

There are strong reasons why gold tends to move in an opposite direction to the US dollar. First, gold is priced in dollars and, everything else being equal, weakness in the currency in which a real asset is denominated tends to lead to an increase in its price, as sellers demand compensation for the currency loss. While this is true of many other real assets and most commodities, research strongly suggests that gold is the most potent of these in terms of its negative correlation to the dollar, particularly in times of dollar weakness. Second, gold’s history as a monetary asset makes it an attractive store of value in periods of high inflation or rising inflation expectations, driven by excessive money supply growth, which undermines fiat currencies. Third, holding everything else constant, the depreciation in the dollar (i.e. appreciation in other currencies) reduces gold’s price to buyers outside of the dollar bloc, increasing demand and putting upward pressure on the price. Finally, a depreciation in the dollar can increase the costs of extracting gold overseas and often the price of other commodities used in the extraction and production process, thus putting a higher floor underneath the gold price.

But gold’s role of a store of value and its broader monetary characteristics mean that, over the long term, it compares favourably to all major currencies, including the pound, in terms of its ability to maintain its relative value and purchasing power. Recent insecurities regarding the fragility of the pound and euro have emphasised gold’s enduring role as a monetary asset that cannot easily be debased by government policies as they turn to their printing presses to generate more paper money.

Gold as an insurance asset

Gold has a long history as an asset that protects wealth during periods of geopolitical or financial market uncertainty. During these periods, investors have tended to increase their purchases of gold and gold-related instruments. The 2008 financial crisis is a good case in point, as gold rose 4.3%, based on the London PM fix, in a year marked by contractions in nearly all financial markets except government bonds. However, gold’s history as a wealth preservation asset goes back far further. In his classic book “The Golden Constant”, Roy Jastram describes what he calls the “Attila Effect”, or the tendency of people of all types to gravitate towards gold in times of social, political and economic distress. Examples are plenty, but given that the price of gold was not free floating until the 1970s, we will focus on modern history.

While gold should not be regarded as a panacea, given that the price performance depends on many factors, one can still find a positive relationship between the gold price and the occurrence of economic or financial crises. Perhaps the best example of the value of gold in the mind of investors lies in the recent crisis. The gold price rose for the eighth consecutive year in 2008 amid one of the most tumultuous years in financial markets since the Great Depression (Chart 11).

Chart 11: Performance of gold ($US/oz) and S&P 500 index during the peak of the financial crisis; Jan ’08 – Mar ’09

US$/oz						Level
	1	2	3		4
1,110						1,450
1,050						1,350
1,000						1,250
950						1,150
900						1,050
850						950
800						850
750						750
700						650
Jan 2008	Apr 2008	Jul 2008	Sep 2008	Dec 2008		Mar 2009
	Gold (US$/oz; LHS)	S&P 500 (RHS)

1. Bear Stearns crisis.

2. Fears that Fannie & Freddie lack funding.

3. US House fails to approve $700bn bailout package; CB’s cut rates.

4. Negative economic data indicates recession is not over.

Source: IHS Global Insight, WGC

The price reached a new record high in the first quarter of the year, of US$1,011.25/oz (£505.44/oz), on the London PM fix, on March 17, following the increase in investment inflows in the run up to the Bear Stearns crisis and subsequent takeover by JP Morgan with backing of the US Treasury. The gold price subsequently pulled back, but spiked up several times later in the year as it emerged that the Treasury would have to bailout mortgage giants Freddie Mac and Fannie Mae, and come to the rescue, along with the Federal Reserve, of the US financial system as a whole.

Lehman Brothers’ collapse in the fall of 2008 prompted investors to buy an unprecedented 111 tonnes of gold ETFs in five consecutive days, bringing total inflows in gold ETFs in Q3 to 150 tonnes. However, the impact of strong investor inflows into gold ETFs, coupled with strong demand for physical gold, was offset to a significant extent by disinvestment by institutional investors. In the absence of having anything else to sell and with money markets essentially shut, these investors used gold as an “asset of last resort”, selling it to raise much-needed cash in order to meet margin calls on other assets. Nevertheless, gold ended 2008 with a 4.3% return compared with a drop of 43% in commodity markets (as measured by the S&P Goldman Sachs Commodity Index), and a 37%, 43%, and 53% fall, respectively, in US, developed and emerging equity markets.

20 _21

Chart 12: Performance of gold (£/oz) and FTSE 100 TR index during the peak of the financial crisis; Jan ’08 – Mar ’09

£/oz					Index level
800					4,000
750					3,750
700					3,500
650					3,250
600					3,000
550					2,750
500					2,500
450					2,250
400					2,000
Jan 2008	Apr 2008	Jul 2008	Sep 2008	Dec 2008	Mar 2009
	Gold (£/ oz; LHS)	FTSE100 TR index (RHS)

Source: IHS Global Insight, WGC

While the causes of the crisis may have been rooted in the US, its market impact was global and, as shown in (Chart 12), gold also offered UK investors insurance against the downturn in the UK equity market as the domestic crisis started to bite.

There are valid reasons why investors buy gold during such periods. Gold is unique in that it does not carry credit risk. Gold is no one’s liability. There is no risk that a coupon or a redemption payment will not be made – as for a bond; or that a company will go out of business – as for an equity. And unlike a currency, the value of gold cannot be affected by the economic policies of the issuing country or undermined by inflation in that country. At the same time, 24-hour trading, a wide range of buyers – from the jewellery sector to financial institutions to manufacturers of industrial products – and the wide range of investment channels available, including coins and bars, jewellery, futures and options, exchange-traded funds, certificates and structured products, make liquidity risk very low.

Demand

22_23

Demand

Gold demand has traditionally come from three sources: jewellery, industry (including medical applications), and investment. In the five years to 2009, the annual demand for gold was, on average, 3,692 tonnes. The primary source of demand comes from jewellery, which accounts for 61% of the total demand over the past five years, followed by investment demand (including inferred investment – see p.28) which accounts for a further 26% and industry which accounts for the remaining 13% (Chart 13). While jewellery remains by far the largest component of demand, its share has decreased over the past two years in favour of investment demand, as a by-product of the financial crisis.

Jewellery

Jewellery demand is affected by desirability, income levels, price and price volatility, as well as a variety of socio-economic and cultural influences. Over 57% of jewellery demand has come from four countries/ regions – China, India, Turkey and the Middle East – over the past five years (Chart 14). Each market is driven by a different set of socioeconomic and cultural factors. India, which typically accounts for a quarter of the world’s gold consumer demand each year, is a good case in point.

Here, demand for gold is firmly embedded in cultural and religious traditions. The country has one of the most deeply religious societies in the world, the most widespread faith being Hinduism, which is practiced by around 80% of the population. Gold is seen as a gift from the gods, providing social security, and a symbol of wealth and prosperity in the Hindu religion. Hindus consider gold an auspicious metal, which they like to personally acquire or offer as a gift to family members during religious festivals. The most important of these is Diwali, which coincides with the harvest of the crops and marks the beginning of the Hindu financial New Year; it usually takes place in October or November. Gold also plays an important role in the marriage ceremony, where brides are often adorned from head to toe in gold jewellery. Most of this will be a gift from the bride’s parents as a way of providing her with some inheritance, as Hindu tradition dictates that the family’s assets are only passed down to sons. Much of this demand takes place during the wedding season, which falls between October to February and April to May, though a good many purchases will be made well in advance of the wedding, often years ahead and perhaps even from the birth of a child.

Chart 13: Average annual demand in tonnes; 2005-2009

Jewellery	2,277 t	61%
Investment*	970 t	26%
Industrial	493 t	13%

*Includes identifiable and inferred investment demand. Source: GFMS, WGC

Chart 14: Average annual jewellery demand by region in tonnes; 2005-2009

India	519 t	23%
China	325 t	14%
Middle East	306 t	13%
Turkey	155 t	7%
USA	250 t	11%
Rest of the world	722 t	32%

Source: GFMS, WGC

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These Indian events are one reason why demand for jewellery is seasonal, but there are other important reasons. Christmas, for instance, and other end-of-year festivals are also significant gold-buying occasions around the globe. The long holidays around 1st May (Labour Day), National Day and Chinese New Year in China are also occasions associated with the purchase of gold jewellery. Q4 is generally the strongest quarter thanks to Diwali, the most important Hindu festival, the main India wedding season and Christmas. Significant events in Q1 are the Chinese New Year, the end of the Indian wedding season and, to a lesser extent, Valentine’s Day. The start of the second quarter sees additional wedding seasons in parts of India, while April and May brings the Akshaya Trithya festival in India. Tourist demand is at its peak in Turkey in the third quarter. In contrast, the third quarter sees the Shrad – a fortnight whose religious significance is not propitious for gold buying by Hindus. The wedding season in China usually falls into the winter months in Q4 and it typically accounts for 20% of the local gold jewellery annual consumption.

Many of gold’s key jewellery-buying markets have experienced rapid GDP growth over the past decade, India and China being the best examples. This has led to a sharp increase in households’ disposable income levels and has pushed a growing number of households from low-income to middle- and high-incomes. The retail sectors in these countries have been revolutionised as a result and gold has been one of the many luxury consumer goods to benefit. In effect, rising income levels have put a higher floor underneath the gold price than in the past. Consumers and the jewellery trade do not like price volatility. It makes them reluctant to buy gold, for fear that they might find they can purchase it cheaper at a later date. They are therefore inclined to at least wait for prices to stabilise. This is especially true of markets like India and the Middle East, where jewellery is priced according to the prevailing market rate with only a small mark-up. This makes changes in the market price of gold visible very quickly at the retail level, thereby having a direct impact in the jewellery market.

In 2008 and 2009, jewellery demand slowed sharply as the financial system fell into crisis and the world economy experienced its worst recession since the Great Depression. Consumers, facing rising unemployment and falling house and stock prices, concentrated on holding onto their savings and spending on essential goods, at the expense of non-essentials such as jewellery. At the same time, the gold price reached record levels in key jewellery buying markets, largely due to weakness in their respective currencies. A rising gold price is not always negative for jewellery demand, as jewellery is often bought with the dual purpose of adornment and investment. However, in this instance, when combined with a sharp slowdown in growth (and outright contraction in some countries) as well as unusually high price volatility, it contributed to a notable downturn in the jewellery market.

However, consumers in China behaved differently due to the country’s history of regulation, price and import controls in the local gold market. Retail price controls in the jewellery sector were only abolished in 2001 and, while the Shanghai Gold Exchange was established in 2002, the investment market only opened up in 2005. As a result, Chinese consumers do not own large stocks of gold and are currently still in the accumulation process. Consequently, Chinese consumers were less willing to sell back their holdings while the global recession was affecting other parts of the market.

Typically, high-carat jewellery is sold at a low margin, by weight, but the price at the retail level does not react as fast to changes in the spot gold price, as it does in India. This implies that consumers are not as inclined to regard gold purchases tactically or on a day-to-day basis, but rather from a strategic point of view. Greater detail on the gold market in China is provided by the WGC’s China Gold Report: Gold in the Year of the Tiger, March 2010.

The “triple whammy” of the global recession, record local currency gold prices and abnormally high price volatility saw jewellery demand contract by 9% in 2008 and 20% in 2009. There are, however, positive signs that jewellery demand has started to recuperate as the global economy continues to recover. Jewellery demand grew by almost 45% from Q1 2009 to Q1 2010.

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Investment

Investment accounted for 26% of total demand over the past five years, or 970 tonnes per annum on average, making it the second largest element of demand. In the WGC’s Gold Demand Trends, where readers can monitor demand and supply flows on a quarterly basis, investment is divided into investment and inferred investment. Investment is made up of retail investment in coins, bars, medals and imitation coins, and ETFs (exchange-traded funds) and related products. Inferred investment is the balancing item between the supply and demand figures. While this category is partly a “residual” or error term, its more important role is to capture the less visible part of investment demand, such as investor flows in the Over-The-Counter (OTC) market – transactions that typically occur via the major bullion banks.

Since the beginning of the decade, investment demand has soared from 4% of overall gold demand in 2000 to a record 38% in 2009. From 2003 to 2007, the increase in investment was driven mainly by an increase in demand for ETFs and related products, as the launch of these new gold-backed products around the world released pent-up demand. In 2008 and 2009, when a flight-to-quality caused demand for gold to soar as the world’s financial markets went into meltdown, both retail demand for coins and bars and ETF demand increased sharply (Chart 15).

Although some of the flight-to-quality inflows may diminish as the global economy recovers and investors’ risk appetite improves, there are good reasons to expect investment demand to remain strong. First, one consequence of the 2007/08 financial crisis is a greater understanding of risk and diversification on the part of investors. This is likely to support the case for gold as a means of protection against future “event” risks. More broadly, they increasingly recognise the importance of gold as a diversifying asset, regardless of the state of the financial sector or wider economy. Gold has been one of the few assets to deliver on its “diversification” promise, in contrast to so many other assets where the correlations with equities through the crisis period tended towards “1”.

Second, gold has a long history as a store of value against inflation and dollar depreciation; many investors are of the view that both are on the cards. Finally, the demand and supply dynamics in the gold industry remain positive, supporting tactical allocations: the strength of investment demand should continue to offset much of the weakness in the jewellery and industrial sectors, where demand should improve as the world economy recovers. On the supply side, mine production remains relatively flat and central banks have turned from being large net sellers of gold to small net buyers, according to preliminary 2010 data.

Chart 15: Investment demand in tonnes

Tonnes
1,400
1,200
1,000
800
600
400
200
0
	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
	Retail investment			ETFs and similar products

Source: GFMS

Industrial

Industrial and dental demand uses accounted for around 13% of gold demand or an annual average of 493 tonnes from 2005 to 2009, inclusive. Over half of the gold used in technical applications goes into electronic components thanks to gold’s high thermal and electrical conductivity and its outstanding resistance to corrosion. The share of electronics in total gold demand has grown over the past decade but it also fluctuates according to global GDP and the fortunes of the electronics industry. Most manufacturing of electronic components containing gold occurs in North America, Western Europe or East Asia.

Gold’s medical use has a long history; its bio-compatibility, resistance to bacterial colonisation and to corrosion, as well as its malleability mean that it can be used successfully inside the human body. Today’s various biomedical applications include the use of gold wires in pacemakers, implants for the eye and inner ear, as well as gold seeds in the treatment of prostate cancer (which allow the prostate’s location to be tracked on a daily basis using X-ray imaging to ensure treatment accuracy). Its bestknown and most widespread biomedical use, however, is in dentistry. Dental use currently accounts for about 1.6% of gold demand on average for the past 5 years, a share which is gradually declining.

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Gold also has a number of other industrial and decorative applications such as gold plating and coating, as well as in gold thread (used in saris in India). Various techniques are employed to enable gold to be used in decorative finishes. Other applications take advantage of gold’s reflectivity of heat and other useful optical properties. Overall these uses of gold account for around 2.5% of total demand.

New uses of gold

Research over the last decade has uncovered a number of possible new practical uses for gold. These include the use of gold as a catalyst in fuel cells, chemical processing and controlling pollution. A number of companies are known to be developing industrial catalysts based on gold, which could lead to important new demand for the metal, not least in the automotive industry, which currently consumes large quantities of other precious metals like platinum (but not gold). In the rapidly developing field of nanotechnology there are many possible applications, including the use of gold in solar cells, improved LCD displays using gold nanorods, for example, in mobile phones and laptops, as well as the development of new technologies to store terabytes of data on a single disc or flash memory device.

An investor’s guide to the gold market | UK edition

Supply

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Supply

Traditionally, the annual supply of gold comes from a combination of newly mined gold, the sale of central bank gold reserves and the recycling of above ground stocks. In the five years to 2009, the annual supply of gold averaged 3,744 tonnes, 58% of which came from newly mined production (net of producer de-hedging), 10% from net official sector sales and 32% from the recycling of fabricated products, principally jewellery (Chart 16).

Mine production

Gold is mined on every continent with the exception of Antarctica (where mining is forbidden), in operations ranging from the tiny to the enormous. The dominant producing country for much of the 20th century was South Africa, which in the early 1970s was producing 1,000 tonnes per annum, or over 70% of the world total at that time. This position has been eroded in the past two decades and today mine production is much more geographically diverse. This helps to underpin gold’s lower price volatility compared with other commodities, such as oil, as it has reduced the metal’s vulnerability to any economic, political or physical shock in a specific country or region.

China is currently the world’s largest producer of gold, mining 330 tonnes in 2009, followed by Australia and South Africa, which produced 223 and 222 tonnes, respectively (Chart 17).

An investor’s guide to the gold market | UK edition

Chart 16: Supply flow 5-year average in tonnes; 2005-2009

Mine production

(net of producer hedging) 2,182 t 58%

Net official sector sales 357 t 10%

Recycled gold 1,201 t 32%

Source: GFMS, WGC

Chart 17: Top 10 gold producing countries by tonnage in 2009

Tonnes

350

300

250

200

150

100

50

0

China

Australia

South

US

Russia

Peru

Indonesia

Canada

Ghana

Uzbekistan

Africa

Source: GFMS

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The supply of gold from the mining sector started to decline after 2001 (Chart 18). This was due partly to the considerable cutbacks in exploration spending that accompanied the low gold price in the late 1990s and the consequent dearth of major new discoveries that followed, and partly to declining ore grades and disruption to production. Despite a surge in mine production during 2009 relative to previous years, overall, the supply of gold coming from the mining sector has been reduced further since 2001 by the widespread practice of de-hedging, with producers closing out hedge positions (forward fixed price arrangements) taken out in earlier years.

Although spending on exploration started to pick up in earnest from 2003, thanks to the higher gold price, the industry has only had limited success in finding major new deposits of gold. Metals Economics Group cites no major discoveries of gold in their 2008 report, Strategies for Gold Reserve Replacement, and only one in 2007. On a three-year average basis, gold contained in major new discoveries declined to 426 tonnes in 2008 compared with 2,759 tonnes in 1999 (Chart 19). In addition, lead times in the industry are typically very long, which means that it can take years for a new discovery to translate into higher gold supply.

Despite these challenges, the major gold producers have been able to replace their reserves through a combination of acquisitions, finding additional resources at existing mines and upgrading resources to reserves thanks to the higher gold price.

Operating costs

Mining gold is an expensive business. Before mining can even begin, the gold must be found using costly exploration techniques, or gold deposits must be acquired from a third party. A mine and, depending on the location of the mine, possibly a whole infrastructure must then be built. Gold-bearing ore is then dug from the surface or extracted from the rock face underground. It is then brought to the surface, where necessary, and crushed or milled, then concentrated in order to separate out the coarser gold and heavy mineral particles from the remaining parts of the ore. Gold is removed from the concentrate by a number of processes and then smelted into gold-rich doré (a mix of gold and silver) and cast into bars. Doré bars are then sent to an external refinery to be refined into bars of pure (999.9 parts per thousand) gold.

An investor’s guide to the gold market | UK edition

Chart 18: Annual world mine production in tonnes

Tonnes

2,700

2,600

2,500

2,400

2,300

2,200

2,100

2,000

1999

2000

2001

2002

2003

2004

2005

2006

2007

2008

2009

Source: GFMS Ltd

Chart 19: Gold in major discoveries and gold exploration budgets by year

Tonnes

3,000

2,500

2,000

1,500

1,000

500

0

US$bn

3.6

3.0

2.4

1.8

1.2

0.6

0.0

1999

2000

2001

2002

2003

2004

2005

2006

2007

2008

Resources in major new discoveries, 3-year average (tonnes; LHS)

100% of annual exploration on grassroots gold target and 75% of the late-stage gold budgets (US$bn; RHS)

Source: GFMS Ltd

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In addition, the mine facility needs to be maintained and overhead, administrative and marketing costs must be met. The cost of all this varies greatly from mine to mine and depends on a whole host of factors, including: the country of origin, the cost of labour, the nature and distribution of the ore body, the ore grades, and such issues as the need to build infrastructure and local political instability, which can lead to costly delays. Costs are generally quoted as “cash” or “total”. Cash costs include all the regular working costs of the mine, while total costs include additional charges such as depreciation. Cash and total costs have escalated sharply in recent years. This rise has been fuelled by inflationary pressures from rising labour costs; the higher price of energy and other raw materials used in the production process, such as rubber and steel; and the depreciation in the dollar, which has increased local currency costs in mines located outside of the dollar bloc. According to GFMS Ltd, cash costs rose to US$478/oz in 2009 from US$176/oz in 2001, while total costs rose to US$617/oz from US$228/oz over the same period.

But even total costs do not fully encompass the cost of finding and mining gold. They do not, for instance, include exploration spending that ultimately proves unsuccessful. Metals Economics Group estimates that, when these costs are included, the all-inclusive cost of replacing and producing an ounce of gold in 2008 was even higher at US$655/oz (Chart 20). The rise in production costs has contributed to putting a higher floor underneath the gold price in recent years. More recently, GFMS estimated the true “all-in” costs are considerably higher, at round $717 per ounce and suggested that the longer-term, sustainable cost of gold mine production in 2009 stood at well over $900 per ounce.

Supplying from above ground stocks

Because gold is virtually indestructible, practically all of the gold that has ever been mined still exists. Of the 165,600 tonnes of above ground stocks currently estimated to be in existence, GFMS calculates that 51% is held in the form of jewellery, 17% is in the hands of the official sector, 18% is with investors, 12% is contained within industrial products and 2% is unaccounted for (Chart 21). Some of this gold periodically comes back onto the market, principally from the jewellery and official sectors.

An investor’s guide to the gold market | UK edition

Chart 20: Total cost of replacing and producing an ounce of gold by year

US$/oz

700

600

500

400

300

200

100

0

1999

2000

2001

2002

2003

2004

2005

2006

2007

2008

Cash operating costs

Sustaining capital costs

New mines capital costs

Reserve replacement costs

US$/oz

700

600

500

400

300

200

100

0

1999

2000

2001

2002

2003

2004

2005

2006

2007

2008

Cash operating costs

Sustaining capital costs

New mines capital costs

Reserve replacement costs

Source: Metals Economics Group

Chart 21: Above ground stock as at end-2009 (165,600 tonnes)

Jewellery 83,700 t 51%

Official holdings 28,900 t 17%

Private investment 29,600 t 18%

Other fabrication 19,800 t 12%

Unaccounted 3,600 t 2%

t = tonnes

Source: GFMS, WGC

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Official sector

Central banks and supranational organisations have been major holders of gold for more than 100 years. Central banks started building up their stocks of gold from the 1880s, during the period of the classic gold standard, when the amount of money in circulation was linked to the country’s gold stock, and paper money was convertible to gold at a fixed price. At their peak in the 1960s, official gold reserves were around 38,000 tonnes and probably accounted for about half of above ground stocks at that time. Gradually, as central banks created more money than was consistent with stable prices and after several years of moderate, but persistent inflation, the maintenance of the official price of gold became unrealistic, and the United States, which was central to the system, was faced with the choice of deflating, devaluing or abandoning the gold standard. In August 1971, it abandoned the system, with President Nixon “closing the gold window”. In the 1980s and 1990s, central banks began to re-appraise the role of gold in their external reserves. Some central banks decided to reduce their gold holdings and the total of official stocks declined by about 10% between 1980 and 1999. In September 1999, a group of European central banks agreed, in the first Central Bank Gold Agreement (CBGA1), to limit disposals to 400 tonnes a year for five years, and also set a ceiling on the volume of gold lent to the market. They also reaffirmed their confidence in the future of gold as a reserve asset. CBGA1 proved very successful and was renewed (CBGA2) for a further five year term in September 2004, this time setting the annual ceiling at 500 tonnes. While signatories sold almost the full quota during the first year of the agreement, they only sold 396 tonnes in the second year, 476 tonnes in the third, and significantly undersold the ceiling in the final two years. In the penultimate year of the agreement, signatories sold 358 tonnes of gold and only 157 tonnes in the final year (Chart 22).

A third five-year CBGA agreement was announced on August 7, 2009, reducing the annual ceiling to 400 tonnes, in a clear acknowledgement that central banks’ appetite for gold sales had diminished. At the same time, the signatories reiterated the importance of gold as an element of global monetary reserves and said that the planned 403.3 tonnes of IMF sales could also be accommodated within the agreement. In October and November 2009, the IMF conducted a number of off-market gold sales, amounting to 212 tonnes of gold. The central banks of India, Sri Lanka and Mauritius purchased 200 tonnes, 10 tonnes and 2 tonnes respectively.

The IMF announced in mid-February 2010 that it would conduct phased sales of the remaining 191.3 tonnes of gold via CBGA3. However, it added that the initiation of on-market sales did not preclude further off-market deals directly to interested central banks. As at the end of July 2010, the IMF had sold a total of 71.1 tonnes of gold via CBGA3. Net sales of gold among the other CBGA members have been negligible so far, amounting to just 6 tonnes in the first 10 months of the agreement.

An investor’s guide to the gold market | UK edition

Chart 22: Gold sales under CBGA2* in tonnes

Tonnes

600

500

400

300

200

100

0

Year 1

Year 2

Year 3

Year 4

Year 5

European Central Bank

Belgium

Germany

Portugal

Sweden

Austria

France

Netherlands

Spain

Switzerland

*Central Bank Gold Agreement from 27/09/2004 to 26/09/2009. Source: WGC

Many other central banks around the world hold either no gold or a very small percentage of their total reserve in gold. However, this is starting to change. Most noteworthy in 2009 was the announcement by China’s State Administration of Foreign Exchange (SAFE) that the country’s official gold reserves had increased from 600 tonnes to 1,054 tonnes. This increase made China the world’s sixth largest official holder of gold, after the United States, Germany, the IMF, Italy and France. Yet gold still accounts for less than 2% of the country’s huge reserves, indicating that there is ample scope for further growth, as is the case in the rest of Asia. The IMF’s International Financial Statistics, in which nearly all central banks report their gold holdings, have also reported a notable increase in Russia’s gold reserves over recent years. By the end of the first quarter of 2010, the country’s gold reserves had reached 663.74 tonnes, or 5.3% of total reserves. As discussed above, the central banks of India, Sri Lanka and Mauritius also increased their gold holdings, although because the combined 212 tonnes of gold was bought from the IMF in off-market transactions, these purchases did not add to the net gold holdings of the official sector.

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Recycled gold

The remaining supply of gold comes from recycled fabricated products, mainly from the jewellery sector. Smaller amounts come from gold recovered from the electronics sector. The supply of recycled gold depends largely on economic circumstances and the behaviour of the gold price. In the ten years to 2009, recycled gold fluctuated between a little under 600 tonnes and 1,670 tonnes per annum (Chart 23). It is common practice in the Middle East and Asia for gold items to be sold if the owner needs ready cash.

Gold owners often also trade in one piece of jewellery for another and the original piece is then melted down (if it is simply resold, it is not included as “recycled gold” in the statistics). In the first quarter of 2009, during the 2007-2009 financial crisis, the supply of gold from fabricated products reached a record quarterly high of 604 tonnes, driven by distress selling as the world economy entered its worst recession since the Great Depression. This supply has since subsided, despite the higher gold dollar prices, but remains high compared with historical norms.

Chart 23: Recycled gold in tonnes

Tonnes

1,800

1,600

1,400

1,200

1,000

800

600

400

200

0

1999

2000

2001

2002

2003

2004

2005

2006

2007

2008

2009

Source: GFMS

An investor’s guide to the gold market | UK edition

Ways to access

the gold market

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Ways to access the gold market

The gold market is deep and liquid and there are many ways for investors to buy physical gold or gain an exposure to movements in the gold price.

Gold coins

Investors can choose from a wide range of gold bullion coins issued by governments across the world. These coins are legal tender in their country of issue for their face value rather than for their gold content. For investment purposes, the market value of bullion coins is determined by the value of their fine gold content, plus a premium or mark-up that varies between coins and dealers.

Coins vary in weight and in caratage. Caratage is a measure of gold content. Pure gold (“fine gold”) is 24 carats, which is 99.99% pure. Any carat content lower than 24 is a measure of how much gold there is, for example, 18 carat is 18/24ths of 100% gold = 75.0% gold. The most common coin weights (in troy ounces of fine gold content) are 1/20, 1/10, 1/4, 1/2 and 1 ounce.

It is important not to confuse bullion coins with commemorative or numismatic coins, whose value depends on their rarity, design and finish rather than on their fine gold content. Many mints and dealers sell both.

The UK Mint offers a variety of bullion and commemorative coins, listed on their website at www.royalmint.com. The British Gold Sovereign (originally the one pound coin) is among the most widely traded and owned gold coins in the world.

The US Mint offers a variety of bullion and commemorative coins, listed on their website at www.usmint.gov. The most widely traded coins in the US are American

Eagle coins.

Gold bars

Gold bars can also be bought in a variety of weights and sizes, ranging from as little as one gram to 400 troy ounces (the size of the internationally traded London Good Delivery bar). Small bars are defined as those weighing 1,000g or less. Bars are typically marked with the name of the manufacturer or issuer, a serial number, the purity of the bar and, at times, the weight. Bars are manufactured in different purities, usually ranging between 995 and 999.9 parts gold in 1,000. The most widely traded small bars are one 1 kilo bars and the most widely traded large bars are London Good Delivery 400oz bars. These bars must meet stringent conditions set by the London Bullion Market Association (LBMA), including being of a weight between 350oz and 430oz and being not less than 995 parts gold in 1,000.

The Gold Bars Worldwide website (www.goldbarsworldwide.com) provides a wealth of additional information regarding the international gold bar market.

An investor’s guide to the gold market | UK edition

Online gold

As investors increasingly want direct and convenient access to gold investment, online channels have become more popular. This is a rapidly growing segment, with providers ranging from online dealers to exchanges that offer options for delivery or storage of bars, coins, and certificates. Market-leading exponents provide investors with a transparent, secure, convenient, and cost-effective around-the-clock platform to buy and own 100% physical gold via the internet.

Gold exchange-traded funds

Gold exchange-traded funds (ETFs) offer investors the convenience of buying gold on the stock exchange as easily as they would any other share. There are several gold ETFs listed on stock exchanges around the globe. Gold Bullion Securities, the first European gold ETF/ETC (exchange-traded commodity) was created in 2003 by the World Gold Council and the management of ETF Securities, and listed on the London Stock Exchange (LSE), and shortly afterwards on other European exchanges. ETF Securities subsequently launched an additional gold ETF, Physical Gold (with the ticker symbol “PHAU”), also listed in London and across Europe.

As of 30 June 2010, the combined holdings of the ETF Securities gold ETFs listed on the LSE amounted to 259.9 tonnes, equivalent to almost $10.4 billion.

The largest ETF globally is SPDR® Gold Shares or “GLD” (its ticker symbol) as it is often known, a joint initiative between the WGC and State Street Global Advisors. GLD was originally listed on the New York Stock Exchange in November of 2004 and has traded on the NYSE’s Arca platform since December 13, 2007. GLD shares are 100% backed by physical gold bullion, all of which is held in the form of London Good Delivery 400 oz bars in allocated accounts. Investors in GLD cannot take physical delivery of the gold, rather it is held by a custodian on their behalf. The shares track the spot price of gold, less the administration fees. At the end of June 2010, the fund held a total of 1,320 tonnes of gold London Good Delivery Bars, worth over US$50 billion.

Additional gold-backed ETFs from a range of vendors have been launched across Europe and beyond over the last few years and these products are now firmly established as offering simple routes to gold investment for a wide range of investors. The WGC backed ETFs, such as GLD, never engage in derivative transactions. For more information, see http://www.exchangetradedgold.com.

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Gold accounts

Bullion banks offer gold accounts. In an “allocated” gold account, gold is stored in a vault owned and managed by a recognised bullion dealer or depository. Specific bars (or coins, where appropriate), which are numbered and identified by hallmark, weight and fineness, are allocated to each particular investor, who pays the custodian for storage and insurance. The holder of gold in an allocated account has full ownership of the gold in the account, and the bullion dealer or depository that owns the vault where the gold is stored may not trade, lease or lend the bars except on the specific instructions of the account holder.

In an “unallocated” account investors do not have specific bars allotted to them (unless they take delivery of their gold, which they can usually do within two working days). Unallocated accounts are cheaper than allocated accounts as the bank reserves the right to lease the gold to a third party. As a general rule, bullion banks do not deal in quantities of below 1,000 ounces in either type of account. Their customers are institutional investors, private banks acting on behalf of their clients, central banks and gold market participants wishing to buy or borrow large quantities of gold.

Gold mining equities

Gold mining stocks are recognised as a way of gaining leveraged exposure to the gold price and the opportunity for outperformance, although they do not secure direct ownership of gold. If the gold price rises, the profits of gold mining companies are generally expected to rise and, as a result, so are their share prices. But this is not always the case. While often correlated to gold prices, gold mining shares are typically more volatile, and influenced by a broader set of issues than those which drive the bullion markets.

Numerous factors are involved in the pricing and valuation of gold equities. These can include: the maturity and geographic spread of mining projects, gold reserves, ore grades, costs, margins, profitability, strength of balance sheet, the debt profile and the quality of management. A combination of these forces can cause the share prices of gold stocks to act in a leveraged manner around the value of gold.

The gold mining sector is large and liquid. Over 300 gold mining companies are listed and publicly traded. Globally the sector is capitalised at over US$200 billion. Capitalisations range from very modest levels to the large cap gold mining stocks of over US$10 billion.

A number of established indices provide benchmarks of global gold mining share performance. For example: FTSE Gold Mines Index, S&P/TSX Capped Gold Index, Philadelphia Gold and Silver Index, AMEX Gold Bugs Index.

An investor’s guide to the gold market | UK edition

Gold futures and options

Gold futures contracts are firm commitments to make or take delivery of a specified quantity and purity of gold on a prescribed date at an agreed price. The initial margin – or cash deposit paid to the broker – is only a fraction of the price of the gold underlying the contract. Consequently, investors can achieve notional ownership of a value of gold considerably greater than their initial cash outlay. While this leverage can be the key to significant trading profits, it can give rise to equally significant losses in the event of an adverse movement in the gold price.

Futures contracts are traded on regulated commodity exchanges around the world. The largest are the New York Mercantile Exchange Comex Division (recently rebranded CME Globex, after a merger between Chicago Mercantile Exchange and NYMEX), the Chicago Board of Trade (CBOT), which is part of CME, and the Tokyo Commodity Exchange (TOCOM). Gold futures are also traded in Europe (EUREX), India, Dubai and in China on the Shanghai Futures Exchange.

The over-the-counter market

The over-the-counter (OTC) market offers investors a further range of gold products, including spot and forward contracts and tailor-made structured products. However, because the entry level is typically high, this market is dominated by institutional players or ultra-high net worth individuals. Investors wishing to use this channel should contact a bullion bank.

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Pension eligibility

and taxation

An investor’s guide to the gold market | UK edition

Pension eligibility and taxation

In April 2006, the UK Government passed legislation allowing UK citizens to include gold bullion in their Self-Invested Personal Pensions (SIPPs). US citizens could already do so in qualified Individual Retirement Accounts (IRA’s). SIPPs are pension vehicles that can include both traditional paper assets and “tangible” assets, such as commercial property and now investment grade gold. Gold bullion is currently the only physical commodity permitted to be invested directly in a SIPP.

The regulations stipulate that only investment grade bullion may be included in a SIPP. Investment grade gold bullion is defined by HMRC as gold of a purity not less than 995 thousandths (99.5%) that is in the form of a bar or wafer, of a weight accepted by the bullion markets. The bullion must be immoveable and stored with a secure third party. It cannot be taken possession of and used as a “pride in possession” article. This definition of investment grade gold bullion allows for ETF to be included in a SIPP, as the purchase of the shares is treated as an investment in the underlying asset, which are solely London Good Delivery bars. Additionally, the investment grade definition allows for SIPPs to include allocated gold accounts, gold certificates and some digital gold providers.

The tax treatment of gold in SIPPs is the same as for other qualifying assets, i.e. it is eligible for tax relief. Individuals purchasing gold to invest in a SIPP can therefore claim back up to 50% of the value of the gold, depending on their income tax bracket. Lower income earners are able to claim back 20% of the value of their gold (equivalent to the lower income tax bracket), while higher rate earners can claim back 40%. As of April 2010, an additional income tax rate of 50% has been introduced for those earning over £150,000 p.a. For these top-rate earners, SIPP investments in gold will attract up to 50% tax relief. However, the government has announced that from April 2011 the amount of tax relief available to people who have an annual salary of £150,000 or more will be reduced.

At retirement, up to 25% of the value of the SIPP can be taken as a tax-free cash lump sum. The remaining 75% can be accessed in a number of different ways, for example by buying an annuity or by drawing down an income directly from the fund (unsecured income).

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VAT on investment gold was abolished in 2000 under the EU Gold Directive. Investment grade gold bullion purchased for investment is therefore free of VAT. The HMRC definition of investment gold coins eligible for VAT exemption includes those coins minted after 1800 that are of a purity not less than 900 thousandths (90.0%) and which are, or have been, legal tender in their country of origin. This definition encompasses gold sovereigns, Krugerrands, American Eagles and a large number of other bullion gold coins. A list of the investment gold coins that are considered exempt for VAT can be found on the HMRC website (www.hmrc.gov.uk). The exact list is updated annually and also includes most gold coins which are normally sold at a price that does not exceed 180% of the open market value of the gold contained in the coin.

Certain gold coins, including sovereigns minted since 1837 and gold Britannias, are also exempt from capital gains tax, given their status as legal tender. All sterling currency is exempt from capital gains tax; therefore, gold coins classed as legal tender are also exempt. Sovereigns, half sovereigns, and gold Britannias are among those coins with a legal tender face value. Profits realised from the sale of these coins will therefore not attract capital gains tax.

An investor’s guide to the gold market | UK edition

Related World Gold

Council research

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Related World Gold Council research

The following research reports can be downloaded from the World Gold Council’s website at: http://www.gold.org/investment/research

Gold Demand Trends, (quarterly)

Gold Investment Digest, (quarterly)

China Gold Report:

Gold in the Year of the Tiger

Linking Global Money Supply to Gold and to Future Inflation

Gold as a Tactical Inflation Hedge and Long-term Strategic Asset

Gold as a Strategic Asset for UK Investors

Is Gold a Volatile Asset?

What does a US recession imply for the Gold Price?

Investing in Gold: The Strategic Case

Why is gold different from other assets? An empirical investigation

What sets the precious metals apart from other commodities?

Investing in Commodities – Benefits, Risks and Implementation: A Case Study on Missouri State Employees’ Retirement System

Gold as a Store of Value

Short-Run and Long-Run Determinants of the Price of Gold

Gold as a Safe Haven

Commodity Prices and the Influence of the US Dollar

The Role of Gold in India

Unit convention

Troy ounce = 31.103 grams Tonne = 32,151.74 troy ounces Kilogram = 32.1507 troy ounces Karat = gold purity in parts per 24

An investor’s guide to the gold market | UK edition

Glossary

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Glossary

Account – allocated

An account in which the client’s metal is individually identified as his, and physically segregated from all the other gold in the vault; in the event of a default by the holding bank, the investor becomes a secured creditor.

Account – unallocated

An account in which the client’s bars are not specifically ring-fenced, and which may be cheaper than an allocated account as some banks do not charge for storage. The client carries higher counterparty risk, however, as he is an unsecured creditor in the event of a default by the holding bank.

American Eagle

US gold coin introduced in 1986 with a fineness of 0.917.

American Option

An option that may be exercised on any date up to and including the expiry date.

Bar

A typical gold product, either for trading or accumulation. Bars come in a variety of shapes, weights and purities. Different bars are favoured in different parts of the world.

Britannia

British gold coin introduced in 1987 with a fineness of 0.917.

Bullion

Metal in the mass, usually uncoined gold in bars or ingots (from the Old French “boillion” meaning froth on boiling liquid).

Bullion coin

A legal tender coin whose market price depends on its gold content, rather than its rarity or face value.

Certificate

Gold certificates are a method of holding gold without taking delivery. Issued by individual banks they confirm an individual’s ownership while the bank holds the metal on the client’s behalf. The client thus saves on storage and personal security issues, and gains liquidity in terms of being able to sell portions of the holdings (if need be) by simply telephoning the custodian.

COMEX

The New York Commodity Exchange, now a division of NYMEX, the New York Mercantile Exchange. The contracts in COMEX gold market consists of 100 ounces each, and the actively traded contracts are the even months of the year.

Delivery

The transfer of an asset from the seller to the buyer. This does not necessarily involve physical shipment but can be done on paper with the bullion remaining in the vaults of a specified bank.

Doré

A gold-silver alloy, an intermediate product from certain gold mines.

An investor’s guide to the gold market | UK edition

Face Value

The nominal value given to a legal tender coin or currency (for example a 1oz Gold American Eagle coin has a face value of $50, but will always be bought close to the market price for a 1oz of gold).

Fineness

Gold purity, usually expressed in parts per thousand; thus 995 or two nines five is 995/1000 or 99.5% pure. 995 was the highest purity to which gold could be manufactured when good delivery

(q.v.) was determined, but for very high technology applications now is possible to produce metal for up to 99.9999% purity.

Fix

The London gold fixing (see: www.goldfixing.com) takes place twice daily over the telephone and sets a price at which all known orders to buy or sell gold on a spot basis at the same time of the fix can be settled. The fix is widely used as the benchmark for spot transactions throughout the market. The five members of the fix “meet” at 10:30am and 3:00pm London time.

Futures contract

An agreement to buy or sell a specific amount of a commodity or financial instrument at a particular price on a stipulated future date; the contact can be sold before the settlement date. Futures contracts are standardised and are traded on “margin” on futures exchanges, such as the COMEX division of NYMEX, or the Tokyo Commodity Exchange (TOCOM).

Gold Standard

A monetary system based on convertibility into gold; paper money backed and interchangeable with gold.

Good delivery bar

Also referred to as large bars, the ingots that conform to the London Good Delivery standard.

Good delivery standard

The specification to which a gold bar must conform in order to be acceptable on a certain market or exchange. Good delivery for the London Bullion Market is the internationally accredited good delivery standard. A good delivery bar for London should weigh between 350 and 430 ounces (gold content) of a minimum purity of 99.5% (two nines five). Further specifications can be obtained from the LBMA.

Grain

One of the earliest weight units used for measuring gold. One grain is equivalent to 0.0648 grams.

Hedging

The use of derivative instruments to protect against price risk.

Inferred Investment

A statistical residual from the supply and demand balance which proxies those investment flows that cannot be measured. It contains stock movements and other elements but it is usually dominated by those investment flows not susceptible to statistical capture.

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Karat

Unit of fineness, scaled from 1 to 24, 24-karat gold (or pure gold) has at least 999 parts pure gold per thousand; 18-karat gold has 750 parts pure gold and 250 parts alloy per thousand, etc.

Krugerrand

South African gold coin first issued in 1967 with a fineness of .917.

Kilo bar

A bar weighing 1 kilogram – approximately 32.1507 troy ounces.

LBMA

The London Bullion Market Association acts as the coordinator for activities conducted on behalf of its members and other participants of the London Bullion Market, and it is the principal point of contact between the market and its regulators.

Legal tender

The coin or currency which the national monetary authority declares to be universally acceptable as a medium of exchange; acceptable for instance in the discharge of debt.

Liquidity

The quality possessed by a financial instrument of being readily convertible into cash without significant loss of value.

London Good Delivery Bar

See Good delivery standard above.

London PM Fix

See Fix on previous page.

Margin

A deposit required to be put up before opening a derivative contract.

Numismatic

Coins valued for their rarity, condition and beauty beyond the intrinsic value of their metal content. Generally, premiums for numismatic coins are higher than for bullion coins.

OTC

Over-the-counter, or principal’s contract. The OTC gold market trades on a 24-hour per day continuous basis and accounts for the bulk of global gold trading. Most OTC trades are settled using gold stored in London, irrespective of the country where the deal is actually transacted.

Settlement date

The date on which a contract is scheduled for delivery and payment. Spot settlement in the bullion market is two days after the bargain has struck.

Spot price

The price for spot delivery which, in the gold market, is two days from the trade date.

Troy ounce

The standard weight in which gold is quoted in the international market, weighing 31.1035 grams. It was named after the old French city of Troyes, where there was an annual trading fair in medieval days and where this was a unit of weight.

An investor’s guide to the gold market | UK edition

List of charts and tables

Chart 1

Gold Price 1971-2009

(Indexed to Jan 1971) 07

Chart 2

Annual % change in the gold price,

2001-2009 07

Chart 3

2009 world gold mining and crude oil production by region 11

Chart 4

Gold and FTSE 100: 22-day volatility

(annualised) 11

Table A

Performance of key UK financial assets and macroeconomic indicators 13

Chart 5

5-year correlation of weekly returns on key asset classes versus gold 15

Chart 6

10-year correlation of monthly returns on selected commodities versus gold 15

Chart 7

Rolling 2-year correlation between monthly changes in the price of gold and oil 17

Chart 8

Nominal and real gold prices, 1973-2009 17

Chart 9

Annual change in the gold price and UK CPI inflation 19

Chart 10

Annual correlation of gold and the trade weighted dollar and pound 19

Chart 11

Performance of gold and S&P 500 Index

Jan 2008 – Mar 2009 21

Chart 12

Performance of gold and FTSE 100

TR index Jan 2008 – Mar 2009 22

Chart 13

Demand flow 5-year average in tonnes,

2005-2009 25

Chart 14

Five-year average annual jewellery demand by region in tonnes, 2005-2009 25

Chart 15

Identifiable investment demand in tonnes 29

Chart 16

Supply flow 5-year average in tonnes, 2005-2009 33

Chart 17

Top 10 gold producing countries by tonnage in 2009 33

Chart 18

Annual world mine production in tonnes,

1999-2009 35

Chart 19

Gold in major discoveries and gold exploration budgets by year, 1999-2008 35

Chart 20

Total cost of replacing and producing an ounce of gold by year, 1999-2009 37

Chart 21

Above ground stock of gold as at end-2009 37

Chart 22

Gold sales under CBGA2 in tonnes 39

Chart 23

Recycled gold in tonnes, 1999-2009 40

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Disclaimers

This report is published by the World Gold Council (“WGC”), 10 Old Bailey, London EC4M 7NG, United Kingdom. Copyright © 2010. All rights reserved. This report is the property of WGC and is protected by U.S. and international laws of copyright, trademark and other intellectual property laws. This report is provided solely for general information and educational purposes. The information in this report is based upon information generally available to the public from sources believed to be reliable. WGC does not undertake to update or advise of changes to the information in this report. Expression of opinion are those of the author and are subject to change without notice. The information in this report is provided as an “as is” basis. WGC makes no express or implied representation or warranty of any kind concerning the information in this report, including, without limitation, (i) any representation or warranty of merchantability or fitness for a particular purpose or use, or (ii) any representation or warranty as to accuracy, completeness, reliability or timeliness. Without limiting any of the foregoing, in no event will WGC or its affiliates be liable for any decision made or action taken in reliance on the information in this report and, in any event, WGC and its affiliates shall not be liable for any consequential, special, punitive, incidental, indirect or similar damages arising from, related or connected with this report, even if notified of the possibility of such damages.

No part of this report may be copied, reproduced, republished, sold, distributed, transmitted, circulated, modified, displayed or otherwise used for any purpose whatsoever, including, without limitation, as a basis for preparing derivative works, without the prior written authorisation of WGC. To request such authorisation, contact research@gold.org. In no event may WGC trademarks, artwork or other proprietary elements in this report be reproduced separately from the textual content associated with them; use of these may be requested from info@gold.org. This report is not, and should not be construed as, an offer to buy or sell, or as a solicitation of an offer to buy or sell, gold, any gold related products or any other products, securities or investments. This report does not, and should not be construed as acting to, sponsor, advocate, endorse or promote gold, any gold related products or any other products, securities or investments.

This report does not purport to make any recommendations or provide any investment or other advice with respect to the purchase, sale or other disposition of gold, any gold related products or any other products, securities or investments, including, without limitation, any advice to the effect that any gold related transaction is appropriate for any investment objective or financial situation of a prospective investor. A decision to invest in gold, any gold related products or any other products, securities or investments should not be made in reliance on any of the statements in this report. Before making any investment decision, prospective investors should seek advice from their financial advisers, take into account their individual financial needs and circumstances and carefully consider the risks associated with such investment decision.

The “SPDR®” trademark is used under license from The McGraw-Hill Companies, Inc. No financial product offered by SPDR® Gold Trust, or its affiliates is sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (“McGraw-Hill”). McGraw-Hill makes no representation or warranty, express or implied, to the owners of any financial product or any member of the public regarding the advisability of investing in securities generally or in financial products particularly or the ability of the index on which financial products are based to track general stock market performance. McGraw-Hill is not responsible for and has not participated in any determination or calculation made with respect to issuance or redemption of financial products. McGraw-Hill has no obligation or liability in connection with the administration, marketing or trading of financial products.

An investor’s guide to the gold market | UK edition

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World Gold Council

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United Kingdom

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W www.gold.org

Published: December 2010

First issued: December 14, 2010. This Free Writing Prospectus is being filed in reliance on Rule 164(b).

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.